EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



Board of Directors
The Thaxton Group, Inc.

We consent to the use of our report dated March 14, 1997 related to the audit of the consolidated balance sheets of The Thaxton Group, Inc. as of December 31, 1995 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996, included herein and to the references to our firm under the headings "Experts" and "Selected Consolidated Financial Data" in the Form S-4.



                                           KPMG Peat Marwick LLP

Greenville, South Carolina
September 3, 1997